Shareholder Meeting Results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      				Votes		Votes
      				for		withheld
Liaquat Ahamed			125,690,455	7,521,513
Ravi Akhoury			125,618,002	7,598,703
Barbara M. Baumann		126,230,738	6,985,968
Jameson A. Baxter		126,167,691	7,049,014
Charles B. Curtis		126,139,832	7,076,873
Robert J. Darretta		126,182,919	7,033,786
Katinka Domotorffy		126,042,712	7,173,993
John A. Hill			126,200,708	7,015,997
Paul L. Joskow			126,174,930	7,037,037
Kenneth R. Leibler		126,085,537	7,131,168
Robert E. Patterson		126,160,447	7,056,258
George Putnam, III		126,215,413	7,001,292
Robert L. Reynolds		126,257,143	6,959,562
W. Thomas Stephens		126,124,349	7,087,619

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes		Votes		Abstentions	Broker
for            	against				non-votes
105,052,912	2,812,683	9,054,143	16,296,967

A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:

Votes		Votes		Abstentions	Broker
for		against				non-votes
103,479,261	3,795,166	9,645,314	16,296,965